Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Inter-American Management LLC, a Delaware limited liability company (the “Company”), and Robert Zeiller (“Employee”), effective as of July 16, 2026 (the “Effective Date”).

WHEREAS, the Company desires to employ Employee on the terms and conditions, and for the consideration, hereinafter set forth, and Employee desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

1.             Employment.

(a)           During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Chief Development Officer and Head of Seniors Housing of the Company and Chiron Real Estate Inc., a Maryland corporation (“XRN”) and in such other related position or positions, including positions with other direct or indirect subsidiaries of XRN, as may be reasonably assigned from time to time by the Chief Executive Officer and President (“CEO”) of XRN.

(b)           Employee’s position shall be based in Bethesda, Maryland, and Employee shall be available to travel as needed and to attend in-person meetings and business events as reasonably requested by the Company, including at the Company’s headquarters located in Bethesda, Maryland.

2.             Duties and Responsibilities of Employee.

(a)           During the Employment Period, Employee shall, subject to the terms of this Section 2(a), devote Employee’s best efforts and full time and attention to the businesses of XRN and its direct and indirect subsidiaries as may exist from time to time (collectively, XRN and its direct and indirect subsidiaries, including the Company, are referred to as the “Company Group”) as may be necessary to discharge Employee’s duties and responsibilities hereunder. Employee’s duties and responsibilities shall include those that are usual and customary to the position(s) identified in Section 1, as well as such additional duties relating to such position(s) as may be reasonably assigned to Employee by the CEO from time to time. Notwithstanding the foregoing, Employee may, and it shall not be considered a violation of this Agreement for Employee to, (i) as a passive investment, own publicly traded securities in an amount not exceeding 5% of any class of securities of any one issuer; (ii) engage in or serve such professional, charitable, trade association, community, educational, religious, civic or similar types of organizations and activities, as Employee may select; (iii) serve on the boards of directors or advisory committees of any entities; and (iv) attend to Employee’s personal matters and/or Employee’s and/or his family’s personal finances, investments and business affairs, so long as such service or activities described in clauses (i)-(iv) immediately preceding do not interfere with Employee’s performance of Employee’s duties and responsibilities under this Agreement and are not competitive with the Business (as defined herein) of any member of the Company Group, and so long as such service or activities do not result in Employee’s violation of the terms of Sections 9 or 10 below. Additionally, Employee shall be permitted (A) through December 31, 2026, to continue to provide consulting services to Silverstone Senior Living, LLC and its affiliates and (B) until the dissolution or complete winding down of Silverstone Senior Living, LLC and its affiliates, to continue to serve as a director or manager of Silverstone Senior Living, LLC or its affiliates and to continue to hold direct or indirect equity interests in Silverstone Senior Living, LLC and its affiliates, in each case, as disclosed to the Company prior to the Effective Date, including in connection with the development, lease-up, operation, disposition, wind-down and liquidation of assets owned by affiliates of Silverstone Senior Living, LLC; provided that, in connection with such activities, in no event shall Employee (x) engage in any activities that create a conflict of interest with the Company Group, unless such conflict has been disclosed to and cleared by the Company, or that materially interfere with Employee’s duties and responsibilities to the Company Group, (y) use or disclose any Confidential Information belonging to the Company Group, or (z) use or disclose any confidential information belonging to Silverstone Senior Living, LLC or its affiliates in the course of performing services for any member of the Company Group.

(b)           Employee hereby represents and warrants that Employee is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant, non-disclosure or similar agreement that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

(c)           Employee’s duties hereunder are in addition to, and not in lieu of, Employee’s fiduciary duties and other legal obligations to each member of the Company Group under applicable law.

3.             Compensation.

(a)           Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $400,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement; provided, however, that fifty percent (50%) of the pro rata portion of Employee’s Base Salary for the remainder of the 2026 calendar year following the Effective Date shall be paid in the form of LTIP Units, which LTIP Units shall be granted on the Effective Date and shall vest in full on December 31, 2026, and the terms and conditions of such LTIP Units shall be governed by the LTIP as in effect from time to time and the applicable award agreement evidencing such LTIP Units (the “2026 LTIP Unit Portion”). Except for such 2026 LTIP Unit Portion, the Base Salary shall be payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. The Compensation Committee of the board of directors of XRN (the “Board” and such committee, the “Compensation Committee”) may, in its sole discretion, review and, upon written notice, (i) increase Employee’s Base Salary from time to time or (ii) decrease Employee’s Base Salary so long as such decrease does not exceed 10% of Employee’s Base Salary as in effect immediately prior to such decrease and such decrease is part of an across-the-board salary reduction applicable to other similarly-situated executives of the Company.

(b)           Bonus. Beginning with the 2027 calendar year (so long as Employee is still employed hereunder), Employee shall be eligible for annual performance-based, cash bonus compensation with a target bonus of 75% of Employee’s Base Salary for each calendar year that Employee is employed by the Company hereunder (the “Annual Bonus”), which Annual Bonus, to the extent earned, shall be payable in a combination of cash and LTIP Units (as defined in the LTIP (as defined below)), as determined in the sole discretion of the Board (or a committee thereof). The performance goals for an applicable calendar year (the “Bonus Year”) shall be established by the Board (or a committee thereof) and communicated to Employee within the first seventy-five (75) days of the applicable Bonus Year. The amount of the Annual Bonus earned by Employee may be greater or lesser than the target bonus, based on achievement of the performance goals associated with the target bonus (with the actual amount of the Annual Bonus earned by Employee for an applicable Bonus Year determined pursuant to a formula established by the Board (or a committee thereof) when it establishes the performance goals for the applicable Bonus Year). Notwithstanding the foregoing, Employee shall be eligible to receive a pro rata portion of the Annual Bonus (determined according to the achievement of applicable performance goals as set forth above) for the portion of the 2026 calendar year that Employee is employed by the Company following the Effective Date (the “2026 Bonus”) and the 2026 Bonus shall be paid 60% in cash and 40% in LTIP Units, with the LTIP Units subject to vesting and other terms and conditions that are consistent with those applicable to other similarly-situated executives of the Company as reasonably determined by the Board (or a committee thereof). Each Annual Bonus (and the 2026 Bonus), if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable Bonus Year (or 2026, for the 2026 Bonus) have been achieved, but in no event later than March 15 following the end of such Bonus Year (or, for the 2026 Bonus, no later than March 15, 2027). Except to the extent specifically provided under Section 7(f), no Annual Bonus (or 2026 Bonus), if any, nor any portion thereof, shall be payable unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus (or, for the 2026 Bonus, the 2026 Bonus) is paid.

(c)           Long-Term Incentive. During the Employment Period, Employee shall be eligible to participate in the Chiron Real Estate Inc. 2016 Equity Incentive Plan, as amended from time to time (together with any successor equity incentive plans adopted by XRN or the Company, as applicable, the “LTIP”). Such eligibility and any awards granted to Employee under the LTIP shall be subject in all respects to, and governed by, the terms and conditions set forth in the LTIP, as in effect from time to time, and the applicable award agreement(s) evidencing any such awards.

(d)           Inducement Awards. In consideration of Employee entering into this Agreement, and as a material inducement to Employee’s acceptance of employment with the Company and execution of this Agreement, within a reasonable time after the Effective Date, Employee shall be granted (i) a one-time LTIP Unit award subject to time-based vesting (the “Initial Award”) and (ii) a one-time award of LTIP Units subject to performance-based vesting (the “Retention Award” and together with the Initial Award, the “Inducement Awards”). The Inducement Awards are intended to qualify as employment inducement awards under Section 303A.08 of the New York Stock Exchange Listed Company Manual and any other applicable rules or guidance of the New York Stock Exchange, and, accordingly, shall be granted outside of, and not pursuant to, the LTIP or any other shareholder-approved equity compensation plan of XRN. For the avoidance of doubt, the LTIP Units subject to the Inducement Awards shall not be counted against, or otherwise reduce, the number of shares or other securities available for issuance under the LTIP or any other omnibus equity incentive plan or shareholder-approved equity compensation plan maintained by XRN or the Company. The grant of the Inducement Awards shall be subject to approval by the Compensation Committee or a majority of the independent directors of XRN, as applicable, and the Company shall make any public disclosure regarding the Inducement Awards required by the rules of the New York Stock Exchange. Except as set forth below, all terms and conditions of the Inducement Awards shall be governed by the terms and conditions of the applicable award agreement.

(i)             The Initial Award shall consist of a number of LTIP Units equal to $275,000 divided by the average closing price of XRN’s common stock as reported on the New York Stock Exchange for the 15 trading days immediately preceding the date of grant and shall be evidenced by an award agreement that sets forth the terms and conditions of the Initial Award. The Initial Award shall be subject to forfeiture restrictions that will lapse in substantially equal one-third increments on each of the first, second and third anniversaries of the date of grant, subject to Employee’s continued employment through each applicable vesting date.

(ii)           The Retention Award shall consist of a number of LTIP Units and be subject to certain performance goals and forfeiture restrictions, in each case, as determined by the Compensation Committee in its sole discretion, and shall be evidenced by an award agreement that sets forth the terms and conditions of the Retention Award.

(e)            2027 LTIP Award. For the 2027 calendar year, Employee shall be eligible to be granted an award pursuant to the LTIP with a target aggregate dollar value of $550,000 on the applicable date of grant, subject to the approval and discretion of the Compensation Committee (the “2027 LTIP Award”). The terms and conditions of the 2027 LTIP Award, including the allocation between time-based and performance-based vesting components, shall be determined by the Compensation Committee in its sole discretion commensurate with similarly-situated executives of the Company and shall be set forth in the applicable award agreement. The 2027 LTIP Award shall be subject to and governed in all respects by the terms and conditions of the LTIP as in effect from time to time, as well as any other applicable Company policies and the terms of the applicable award agreement.

4.             Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”). On the third (3rd) anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than ninety (90) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.             Business Expenses. Subject to Section 23, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement, so long as Employee timely submits all documentation for such expenses, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company.

6.             Benefits. During the Employment Period, Employee, and Employee’s eligible dependents, shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.

7.             Termination of Employment.

(a)           Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause.

(i)             For purposes of this Agreement, “Cause” shall mean:

(A)           Employee’s material breach of this Agreement or any other written agreement between Employee and one or more members of the Company Group;

(B)            Employee’s breach of any law relating to the workplace or any of the Company’s (or, if applicable to Employee, another member of the Company Group’s) written policies or codes of conduct, including written policies regarding anti-harassment, anti-discrimination, or anti-retaliation;

(C)            Employee’s commission of an act of fraud, theft, dishonesty, embezzlement, or breach of fiduciary duty related to any member of the Company Group or the performance of Employee’s duties hereunder;

(D)            Employee’s commission of an act of gross negligence or willful misconduct related to any member of the Company Group or the performance of Employee’s duties hereunder, which results (or could reasonably be expected to result) in material and demonstrable damage to the Company Group;

(E)            the conviction of Employee for, or plea of guilty or nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude; or the indictment of Employee of any felony (or state law equivalent) or any crime involving moral turpitude, if not discharged or otherwise resolved within eighteen (18) months;

(F)            Employee’s willful failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive from the Board; or

(G)            notwithstanding Section 7(a)(i), Employee’s violation of any of the covenants set forth in Section 9 or Section 10; provided, however, that to the extent that any act or failure to act is pursuant to a resolution of the Board or upon the instructions of the Board or taken in accordance with the advice of counsel for the Company, such act or failure to act shall not constitute a Cause event.

(ii)           No termination of Employee’s employment under Sections 7(a)(i)(A), 7(a)(i)(B), or 7(a)(i)(F) shall be effective as a termination for Cause unless the provisions set forth in this Section 7(a)(ii) shall first have been complied with. Employee shall be given written notice by the Board (the “Cause Notice”) of its intention to terminate his employment for Cause stating in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based, and the Cause Notice shall be received by Employee no more than ninety (90) calendar days after the Board learns of such circumstances. If the Board in its reasonable and good faith discretion determines that the applicable act or omission constituting the Cause event is capable of cure, Employee shall have thirty (30) days after receiving such Cause Notice in which to cure such act or omission, and if cured within such period, such act or omission shall not constitute a Cause event.

(b)           Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c)            Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for Good Reason.

(i)            For purposes of this Agreement, “Good Reason” shall mean:

(A)           A material diminution in Employee’s Base Salary or a material diminution in Employee’s title, authority, duties, or responsibilities with the Company and the other members of the Company Group (considered as a whole); provided, however, that if Employee is serving as an officer or member of the board of directors (or similar governing body) of any member of the Company Group or any other entity in which a member of the Company Group holds an equity interest, in no event shall the removal of Employee as an officer or board member, regardless of the reason for such removal, constitute Good Reason;

(B)            a material breach by the Company of any of its obligations to Employee under this Agreement; or

(C)            any requirement that Employee report to a corporate officer or employee of the Company instead of reporting directly to the CEO.

(ii)           Notwithstanding the foregoing provisions of this Section 7(c), any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition giving rise to Employee’s termination of employment must have arisen without Employee’s written consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within ninety (90) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within sixty (60) days after the Board’s receipt of such written notice.

(d)           Death or Disability. Employee’s employment with the Company shall automatically (and without any further action by any person or entity) terminate upon the death of Employee and shall terminate upon written notice by the Company following Employee’s Disability, in each case with no further obligation under this Agreement of either party hereunder; provided, however, that Employee (or Employee’s estate, as applicable) shall be eligible to receive a Termination Bonus Payment (as defined herein), the Accelerated Vesting (as defined herein), the Ongoing Vesting (as defined herein), and the COBRA Subsidy (as defined herein), subject to the terms and conditions set forth in Section 7(f) (including, for the avoidance of doubt, the requirement of timely execution and non-revocation of a Release by Employee or Employee’s estate, as applicable). For purposes of this Agreement, a “Disability” shall exist if Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period. Any question as to the existence of Employee’s Disability as to which the Company and Employee cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Company and Employee. If the Company and Employee are unable to agree on a physician, such qualified independent physician shall be selected by agreement of Employee’s physician and a physician selected by the Company.

(e)           Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).

(f)            Effect of Termination.

(i)             If Employee’s employment hereunder terminates upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of this Agreement by the Company pursuant to Section 4, is terminated by the Company without Cause pursuant to Section 7(b), or is terminated by Employee for Good Reason pursuant to Section 7(c), then so long as (and only if) Employee: (A) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided to do so in such Release, a general release and waiver of all claims in substantially the form attached hereto as Exhibit I (as such form may be revised from time to time to reflect updates in applicable law) (the “Release”); and (B) abides by the terms of each of Sections 9, 10 and 11, then the Company shall: (1) make severance payments to Employee in a total amount equal to the sum of: (a) twelve (12) months’ worth of Employee’s Base Salary for the year in which such termination occurs (disregarding any reduction thereto that may have given rise to Good Reason); and (b) Employee’s target Annual Bonus for the Bonus Year in which such termination occurs or the Annual Bonus (if any) actually paid to Employee with respect to the preceding Bonus Year, whichever is greater (such total severance payments being referred to as the “Severance Payment”); (2) make a payment to Employee in an amount equal to the target Annual Bonus that Employee would have been eligible to receive for the Bonus Year in which such termination occurs, multiplied by a fraction, the numerator of which is the number of days during which Employee was employed by the Company in such Bonus Year, and the denominator of which is the total number of days during such Bonus Year (the “Termination Bonus Payment”); (3) cause all unvested equity-based awards subject to time-based vesting granted under the LTIP that are held by Employee as of the date immediately prior to the date on which Employee’s employment terminates (such date of termination, the “Termination Date”) to immediately vest in full and such awards shall be eligible for settlement in accordance with the terms and conditions provided in the applicable award agreements governing such awards (the “Accelerated Vesting”); and (4) cause all unvested equity-based awards subject to performance-based vesting granted under the LTIP that are held by Employee as of the date immediately prior to the Termination Date to remain outstanding, notwithstanding Employee’s termination of employment, and eligible to continue vesting based on actual performance through the end of the relevant performance period(s) in accordance with the terms and conditions provided in the applicable award agreements governing such awards, including any pro-ration that is consistent with the terms of the equity-based awards subject to performance-based vesting which were granted to Employee under the LTIP (the “Ongoing Vesting”).

(ii)            If the Company’s group health plans are subject to the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and Employee’s employment hereunder is terminated either (A) in circumstances in which Employee is eligible to receive a Severance Payment under Section 7(f)(i) and Employee satisfies each of the conditions to receive a Severance Payment under Section 7(f)(i) or (B) due to the death or Disability of Employee pursuant to Section 7(d) and Employee or Employee’s estate, as applicable, executes a Release on or before the Release Expiration Date, and does not revoke such Release within any time provided by the Company to do so, then, if Employee (or Employee’s estate, as applicable) elects to continue coverage for Employee and/or Employee’s spouse and eligible dependents, if any, under COBRA, the Company shall promptly reimburse Employee (or Employee’s estate, as applicable) on a monthly basis for the difference between the amount Employee (or Employee’s estate, as applicable) pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Subsidy”). Each payment of the COBRA Subsidy shall be paid to Employee (or Employee’s estate, as applicable) on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee (or Employee’s estate, as applicable) submits to the Company documentation of the applicable premium payment having been paid by Employee (or Employee’s estate, as applicable), which documentation shall be submitted by Employee (or Employee’s estate, as applicable) to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Employee (or Employee’s estate, as applicable) shall be eligible to receive such reimbursement payments until the earliest of: (1) the date that is twelve (12) months following the Termination Date (the “COBRA Expiration Date”); (2) the date Employee is no longer eligible to receive COBRA continuation coverage (or, if Employee’s termination was due to Employee’s death, the date Employee’s spouse and eligible dependents, if any, are no longer eligible to receive COBRA continuation coverage); and (3) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if (x) the Company’s group health plans are not subject to the continuation coverage requirements of COBRA but Employee satisfies the conditions to receive COBRA Subsidy pursuant to the foregoing provisions of this Section 7(f)(ii) or (y) if the provision of the COBRA Subsidy cannot be provided in the manner described above under the terms of the applicable Company plan, practice, program, policy or without violating applicable law, then the Company shall pay Employee an amount, less applicable taxes, deductions and withholdings, equal to the COBRA Subsidy that would have been paid to Employee pursuant to the foregoing provisions of this Section 7(f)(ii) (the “Replacement Payment”). Each Replacement Payment shall be paid to Employee on the Company’s first regularly scheduled pay date in the calendar month immediately following the Termination Date. Employee shall be eligible to receive such Replacement Payment until the earliest of (a) the COBRA Expiration Date or (b) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee). Collectively, (i) the Severance Payment, (ii) any Termination Bonus Payment, and (iii) the COBRA Subsidy or the Replacement Payment, as applicable, are referred to herein as the “Termination Benefits.”

(iii)           The Severance Payment will be divided into substantially equal installments paid over the twelve (12) month period beginning on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date; provided, however, that to the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(iii) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess). The Termination Bonus Payment, if any, shall be paid to Employee on the later to occur of: (x) the date that the Annual Bonus for the Bonus Year in which the Termination Date occurs is paid to other similarly-situated executives (but in no event later than March 15 of the calendar year following the calendar year in which the Termination Date occurs); and (y) the date that the first installment of the Severance Payment is paid to Employee. For the sake of clarity no amount payable hereunder shall be subject to reduction or mitigation on account of any other income earned during the period in which Employee receives Severance.

(iv)          For the avoidance of doubt, notwithstanding anything herein to the contrary, the Termination Benefits (and any portion thereof) shall not be payable if Employee’s employment hereunder terminates upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of the term of Employee’s employment under this Agreement by Employee pursuant to Section 4.

(v)           If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the revocation period specified in the Release has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Termination Benefits. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the Termination Date (or, if later than the Termination Date, the date the Company provides Employee the execution version of the Release) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following the Termination Date (or, if later than the Termination Date, the date the Company provides Employee the execution version of the Release).

(vi)          If Employee’s employment hereunder is terminated in circumstances in which: (A) Employee is eligible to receive a Severance Payment under Section 7(f)(i); (B) such termination occurs within the six (6) month period prior to a Change in Control, on the date of a Change in Control, or within the twelve (12) month period following a Change in Control (the “Change in Control Period”); and (C) Employee satisfies each of the conditions to receive a Severance Payment under Section 7(f)(i), then, subject to all of the other provisions in this Section 7(f), Employee shall be eligible to receive a Termination Bonus Payment (if any), the Accelerated Vesting and Ongoing Vesting, the COBRA Subsidy, and the Severance Payment; provided, however, that (i) with respect to the Termination Bonus Payment, such amount shall be calculated based on actual achievement of the applicable performance goals through the date of the Change in Control (instead of based on target), (ii) with respect to the Ongoing Vesting, any performance-based vesting awards shall vest based on actual performance measured through the date of the Change in Control (instead of the date of termination) and (iii) with respect to the Severance Payment, such amount shall be equal to two (2) times the sum of (a) twelve (12) months’ worth of Employee’s Base Salary for the year in which such termination occurs (disregarding any reduction thereto that may have given rise to Good Reason) and (b) Employee’s target Annual Bonus for the Bonus Year in which such termination occurs or the Annual Bonus (if any) actually paid to Employee with respect to the preceding Bonus Year, whichever is greater. For the avoidance of doubt, the Severance Payment specified under this Section 7(f)(vi) shall be in lieu of, and not in addition to, the Severance Payment specified under Section 7(f)(i). If Employee is eligible to receive any of the payments or benefits set forth in this Section 7(f)(vi) (and has satisfied all conditions relating thereto), the Severance Payment and any Termination Bonus Payment (to the extent not already paid) shall be paid in a lump sum on the later of (x) the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date or (y) the date that is sixty (60) days following the Change in Control, and the Termination Bonus Payment shall be calculated by reference to pro-rated performance targets and achievement through the Change in Control or, if earlier, the last day of the applicable Bonus Year (as determined by the Board). If Employee’s employment terminates within the six (6) month period prior to a Change in Control and, at the time any Severance Payment under this Section 7(f)(vi) is payable, Employee has been paid any installments of the Severance Payment (the “Prior Severance Payment”) or the Termination Bonus Payment (the “Prior Termination Bonus Payment”) pursuant to Section 7(f)(i), then Employee shall receive payment of an amount equal to (i) the Severance Payment payable under this Section 7(f)(vi) less the Prior Severance Payment plus (ii) the Termination Bonus Payment payable under this Section 7(f)(vi) less the Prior Termination Bonus Payment (for the avoidance of doubt, the amount calculated under this (ii) may be positive or negative, as applicable) (such total amount, the “CIC Payment”), which CIC Payment shall be paid to Employee in a lump sum cash payment within sixty (60) days following such Change in Control, and which payment shall fully and finally satisfy any further obligation to provide any further payments with respect to the remaining portion of the Severance Payment that otherwise would have been payable had the applicable Change in Control not occurred.

(vii)         For the purposes of this Agreement, “Change in Control” means and includes each of the following:

(A)         the acquisition, either directly or indirectly, by any individual, entity or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of more than 50% of either (1) the then outstanding shares of common stock of XRN, par value $0.001 per share (“Common Stock”), taking into account as outstanding for this purpose such shares of Common Stock issuable upon the exercise of options or warrants, the conversion of convertible shares or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding XRN Common Stock”) or (2) the combined voting power of the then outstanding voting securities of XRN entitled to vote generally in the election of directors (the “Outstanding XRN Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control (a) any acquisition by XRN or any of its subsidiaries, (b) any acquisition by a trustee or other fiduciary holding XRN’s securities under an employee benefit plan sponsored or maintained by XRN or any of its Affiliates, (c) any acquisition by an underwriter, initial purchaser or placement agent temporarily holding XRN’s securities pursuant to an offering of such securities or (d) any acquisition by an entity owned, directly or indirectly, by the stockholders of XRN in substantially the same proportions as their ownership of the then Outstanding XRN Common Stock.

(B)          the individuals who constitute Incumbent Directors at the beginning of any two-consecutive-year period, together with any new Incumbent Directors who become members of the Board during such two-year period, cease to be a majority of the Board at the end of such two-year period; provided, however, that this provision shall not apply with respect to Incumbent Directors who are no longer members of the Board due to ordinary-course Board refreshment processes and whose replacements are either (i) appointed or approved by a majority of the Incumbent Directors pursuant to XRN’s bylaws or (ii) nominated to serve on the Board pursuant to a majority vote of the Board’s Nominating and Corporate Governance Committee and are elected to the Board pursuant to a vote of XRN’s stockholders. For purposes of this Agreement, “Incumbent Directors” means the individuals elected to the Board (either by a specific vote or by approval of the proxy statement of XRN in which such person is named as a nominee for director without objection to such nomination) and whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the directors serving on the Board at the time of the election or nomination, as applicable, shall be an Incumbent Director. No individual designated to serve as a director by a person who shall have entered into an agreement with XRN to effect a transaction described in Section 7(f)(vii)(A) or Section 7(f)(vii)(C) and no individual initially elected or nominated as a director of XRN as a result of an actual or threatened election contest with respect to directors shall be an Incumbent Director.

(C)          the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving XRN that requires the approval of XRN’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), in each case, unless following such Business Combination:

(1)             the individuals and entities who were the beneficial owners of the Outstanding XRN Voting Securities immediately prior to such Business Combination, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or the analogous governing body) of the entity resulting from such Business Combination (the “Successor Entity”) (or, if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities to elect a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity (the “Parent Company”));

(2)             no Person (as defined below) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Successor Entity); and

(3)             at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Successor Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

(D)             The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of XRN and its subsidiaries, taken as a whole, to any Person that is not a subsidiary of XRN (an “Asset Sale”); provided, however, that an Asset Sale shall not constitute a Change in Control under this clause (D) if (i), following the consummation of such Asset Sale, XRN continues to exist as a real estate investment trust and (ii) the Board has demonstrable plans for XRN to reinvest or redeploy within 24 months following the Asset Sale all or substantially all of the net proceeds received by XRN in respect of such Asset Sale into the acquisition or development of other real properties or real-estate related assets to be owned and operated by XRN or its subsidiaries as part of an active real estate business.

For purposes of this Agreement, “Person” means any firm, corporation, partnership, or other entity and also includes any individual, firm, corporation, partnership, or other entity as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act. Notwithstanding the preceding sentence, the term “Person” does not include (i) XRN or any of its subsidiaries, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of XRN or any of XRN’s affiliates, (iii) any underwriter temporarily holding securities pursuant to an offering of such securities or (iv) any corporation owned, directly or indirectly, by the shareholders of XRN in substantially the same proportions as their ownership of the Common Stock.

(g)             After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Termination Benefits pursuant to Section 7(f) but, after such determination: (i) the Company subsequently acquires evidence or determines that Employee has failed to abide by the terms of Sections 9, 10 or 11; or (ii) within ninety (90) days following the Termination Date, the Board first acquires evidence that a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment pursuant to Section 7(a), then the Company shall, upon written notice to Employee of such evidence or determination and Employee’s rights under the Cause definition, if any, to cure same, have the right to cease the payment of any future installments of the Termination Benefits and Employee shall promptly return to the Company all installments of the Termination Benefits received by Employee prior to the date that the Company determines that the conditions of this Section 7(g) have been satisfied (less any amounts withheld or paid by Employee as taxes in respect of such installments).

8.             Disclosures. During the Employment Period, promptly (and in any event, within three (3) business days) upon becoming aware of any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case regarding either (a) Employee’s employment or (b) Employee’s ability to perform the services of the role, Employee shall disclose such lawsuit, claim or arbitration to the Board.

9.             Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information, Employee shall comply with this Section 9.

(a)           Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by written directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.

(b)           Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:

(i)            disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii)           disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;

(iii)          disclosures and uses that are approved in writing by the Board; or

(iv)          disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c)             Upon the expiration of the Employment Period, and at any other time upon reasonable request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company. Employee may retain any documents evidencing his terms of employment, equity holdings, and compensation without violating this Agreement.

(d)           All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e)           Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority (including the U.S. Securities and Exchange Commission); (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.

10.           Non-Competition; Non-Solicitation.

(a)           The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee hereunder, and as further consideration for the benefits provided hereunder, Employee has voluntarily agreed to the covenants set forth in this Section 10. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b)           During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

(i)             engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Employee’s duties, knowledge contribution or responsibilities are the same as or similar to the duties, knowledge contribution or responsibilities that Employee had on behalf of any member of the Company Group; provided, however, that this Section 10(b)(i) shall not prohibit Employee from engaging in activities otherwise permitted under Section 2(a) with respect to assets owned by Silverstone Senior Living, LLC or its affiliates that are being sold to parties outside of the Company Group and of which the Company is aware;

(ii)           appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area; provided, however, that this Section 10(b)(ii) shall not prohibit Employee from engaging in activities otherwise permitted under Section 2(a) with respect to assets owned by Silverstone Senior Living, LLC or its affiliates that are being sold to parties outside of the Company Group and of which the Company is aware;

(iii)          solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which Employee had contact on behalf of any member of the Company Group, or about whom Employee had access to Confidential Information, to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

(iv)          solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c)           Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(d)           The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e)           The following terms shall have the following meanings:

(i)             “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include the acquisition, development, asset management and disposal of real estate assets underlying licensed healthcare facilities and medical office buildings (but excluding, for the avoidance of doubt, the business operations of such assets).

(ii)           “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii)           “Market Area” shall mean: (A) the United States of America; (B) any other geographic area or market where or with respect to which the Company or any other member of the Company Group conducts or has specific plans to conduct the Business on or at any time during the twelve (12) month period prior to the Termination Date; provided, however, that if a court or arbitrator of competent jurisdiction determines that the geographic scope described in the foregoing clauses (A) and (B) is invalid or unenforceable, then the Market Area shall instead mean the states in which the Company or any other member of the Company Group owns seniors housing assets as of the Termination Date; provided, further, that if a court or arbitrator of competent jurisdiction determines that such state-based geographic scope is invalid or unenforceable, then the Market Area shall instead mean the area within a ten (10) mile radius of each seniors housing asset owned by the Company or any other member of the Company Group as of the Termination Date.

(iv)          “Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Employee is no longer employed by any member of the Company Group.

11.             Ownership of Intellectual Property. Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary by the Company to assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

12.           Arbitration.

(a)            Subject to Section 12(b), any dispute, controversy or claim between Employee and any member of the Company Group arising out of or relating to this Agreement or Employee’s employment or engagement with any member of the Company Group will be finally settled by arbitration in Bethesda, Maryland, in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules, except that this Agreement does not require arbitration of claims for workers’ compensation benefits or unemployment compensation benefits or other claims that, as a matter of applicable law, the parties cannot agree to arbitrate.  Disputes involving sexual assault or sexual harassment are covered only if the party alleging conduct constituting a sexual harassment dispute or sexual assault dispute chooses to arbitrate such a dispute. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 12 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable AAA Employment Arbitration Rules. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant and necessary to the dispute before him or her and proportionate to the claims and defenses at issue (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, and be final and binding upon the disputing parties. The parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment.

(b)           Notwithstanding Section 12(a), either party may make a timely application for, and obtain, judicial emergency relief or temporary or preliminary injunctive relief to enforce any of the provisions of Sections 9 through 11; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary or preliminary injunctive relief) shall be subject to arbitration under this Section 12.

(c)           By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d)           Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce this Section 12 or any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 12 precludes Employee from filing a charge or complaint with a federal, state or other governmental administrative agency.

(e)           Notwithstanding anything in this Section 12, to the extent that any dispute, controversy or claim between Employee and the Company arises out of or relates to the LTIP or any awards granted thereunder, such dispute, controversy or claim shall be governed by the terms and conditions set forth in the LTIP and the applicable award agreement(s) evidencing any such awards, each as in effect from time to time.

13.           Defense of Claims. During the Employment Period and thereafter, upon reasonable request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility. Employee shall be reimbursed for all reasonable out-of-pocket expenses incurred as a result of any such cooperation.

14.           Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any other deductions consented to in writing by Employee.

15.           Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. Any reference herein to a decision made by the Board relating to Employee’s terms of employment or compensation as set forth herein shall be made by the Board sitting without Employee (if Employee is a member of the Board). All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

16.           Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Maryland without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 12 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Bethesda, Maryland.

17.           Entire Agreement and Amendment. This Agreement and the applicable award agreement documenting the Inducement Award contain the entire agreement of the parties with respect to the matters covered herein and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. For the avoidance of doubt, Employee shall not be eligible to participate in any other severance plan of the Company or any other member of the Company Group, as Employee’s eligibility for severance pay and benefits as set forth herein represents the entire agreement between Employee, on the one hand, and any member of the Company Group, on the other hand, with respect to potential severance pay or benefits. This Agreement may be amended only by a written instrument executed by both parties hereto.

18.           Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

19.           Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.

20.           Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) on a business day to the number set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-business day, then it shall be deemed to have been received on the next business day after it is sent, (c) on the first business day after such notice is sent by express overnight courier service, or (d) on the second business day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Inter-American Management LLC
2 Bethesda Metro Center, Suite 440
Bethesda, Maryland 20814
Attention: General Counsel and Corporate Secretary

If to Employee, addressed to:

Robert Zeiller
[●]

With a copy (which shall not constitute notice) to:

[●]

21.           Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22.           Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group; and (d) from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

23.           Section 409A.

(a)           Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, the Company shall, after consulting with and receiving the approval of Employee, reform such provision to comply with Section 409A, to the extent such reformation is permitted under Section 409A.

(b)           Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(c)           To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(d)           Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

24.           Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary (or whether Employee would be subject to such excise tax) shall be made at the expense of the Company by a firm of independent accountants, a law firm or other valuation specialist selected by the Board in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 24 shall require the Company to provide a gross-up payment to Employee with respect to Employee’s excise tax liabilities under Section 4999 of the Code.

25.           Clawback. To the extent required by applicable law, government regulation or any applicable securities exchange listing standards, amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, XRN or any other applicable member of the Company Group pursuant to applicable law, government regulation or applicable securities exchange listing requirements, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement to the extent there is a material financial restatement that affects the Company, XRN or such other applicable member of the Company Group; provided, however, that such forfeiture and/or recoupment shall be limited to the difference between the amounts paid or payable prior to such material financial restatement and the amounts paid or payable after giving effect to the material financial restatement. The Company, XRN and each member of the Company Group reserve the right, without the consent of Employee, to adopt any such clawback policies and procedures that are consistent with the preceding sentence, including such policies and procedures applicable to this Agreement with retroactive effect.

26.           Effect of Termination. The provisions of Sections 7, 9-14, 22, 23, 24, 25, 27, 28 and 29 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

27.           Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s representations, covenants, and obligations under Sections 2, 8, 9, 10, 11, 12, 13, and 22 and shall be entitled to enforce such obligations as if a party hereto.

28.           Indemnification. The Company and Employee shall enter into an indemnification agreement (the “Indemnification Agreement”) using the form of indemnification agreement the Company has entered into with other senior officers of the Company. In addition, the Company agrees that Employee shall be covered by the Company’s director and officer liability insurance policy to the extent the Company provides such coverage to its other senior officers and directors.

29.           Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

/s/ Robert Zeiller
Robert Zeiller

INTER-AMERICAN MANAGEMENT LLC

By:	/s/ Mark Decker, Jr.
	Name:	Mark Decker, Jr.
Title: Authorized Signatory

Signature Page to Employment Agreement

Exhibit I

GENERAL RELEASE OF CLAIMS

This GENERAL RELEASE OF CLAIMS (this “Release”) is entered into by Robert Zeiller (“Employee”) and Inter-American Management LLC, a Delaware limited liability company (the “Company”) and is that certain Release referred to in Section 7(f) of the Employment Agreement effective as of July 16, 2026, by and between the Company and Employee. Capitalized terms not defined herein have the meaning given to them in the Employment Agreement.

1.             Termination Benefits. Employee acknowledges and agrees that the last day of Employee’s employment with the Company was ___________, 2___ (the “Separation Date”). If (a) Employee executes this Release on or after the Separation Date and returns it to the Company, care of [NAME] [ADDRESS] [E-MAIL] so that it is received by [NAME] no later than 11:59 p.m., Bethesda, Maryland time on [DATE THAT IS 21 OR 45 DAYS (AS APPLICABLE) FOLLOWING THE SEPARATION DATE OR DATE EMPLOYEE IS GIVEN EXECUTION VERSION OF RELEASE, WHICHEVER IS LATER] and (b) does not exercise his revocation right pursuant to Section 8 below, then the Company will provide Employee the [applicable Termination Benefits pursuant to Section 7 of the Employment Agreement] (the “Termination Benefits”).

2.             Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee was entitled during Employee’s employment, and Employee has received all wages and been paid all sums that Employee is owed or ever could be owed by the Company and the other Company Parties (other than the Termination Benefits and, if not paid at the time Employee signs this Agreement, Employee’s regular pay for the pay period in which the Separation Date occurred). For the avoidance of doubt, Employee acknowledges and agrees that Employee had no right to the Termination Benefits (or any portion thereof) but for Employee’s entry into (and non-revocation of) this Agreement and compliance with the terms herein.

Exhibit I-1

3.             Release of Liability for Claims.

(a)           In consideration of Employee’s receipt of the [applicable Termination Benefits (and any portion thereof)], Employee hereby releases, discharges and acquits the Company, Chiron Real Estate Inc. and its direct and indirect subsidiaries, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its subsidiaries or other affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Employee hereby waives, any claims, damages, or causes of action related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter existing on or prior to the date on which Employee signs this Release (the “Signing Date”), including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) any federal, state or local wage and hour law; (H) the Maryland Equal Pay Act or Title 20 of the State Government Article of the Maryland Annotated Code;1 (I) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (J) any public policy, contract, tort, or common law claim or claim for defamation, emotional distress, fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits, or claims Employee may have under any employment contract (including the Employment Agreement), incentive or compensation plan or agreement or under any other benefit plan, program or practice; and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES. Notwithstanding the foregoing or any other term of this Release, in no event shall the Released Claims include (1) any claims for Base Salary earned in the pay period in which the Separation Date occurred, (2) any claim for employee benefits that Employee may be entitled to under the Company’s employee benefit plans as of the Separation Date, (3) any claim for reimbursement for expenses that remain unreimbursed as of the Separation Date (subject to the Company’s expense reimbursement policies as then in effect), (4) any claim for the applicable Termination Benefits, (5) any claim based on facts that first occur after the Signing Date, including any claim with respect to the LTIP or under any award agreement relating Employee’s equity ownership in the Company or any other Company Party that survives the Separation Date, (6) any claim to vested benefits under an employee benefit plan governed by ERISA; or (7) any claim to indemnification and/or D&O coverage to which Employee is entitled under the Indemnification Agreement between the Company and Employee or the Company’s D&O insurance policy.

(b)           Further notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other federal, state or local governmental agency, commission, or regulatory authority (collectively, “Governmental Agencies”) or participating in any investigation or proceeding conducted by the EEOC or other Governmental Agency or cooperating with such a Governmental Agency or providing documents or other information to a Governmental Agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or other Governmental Agency proceeding or subsequent legal actions. Nothing in this Agreement prevents Employee from making any report to or communication with a Governmental Agency that is protected by any applicable whistleblower law, and further notwithstanding this release of liability, nothing in this Agreement limits Employee’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity).

1 NTD: To be updated to reflect any applicable state law as of time of termination.

Exhibit I-2

4.             Representation About Claims. Employee represents and warrants that, as of the Signing Date, Employee has not filed lawsuits against any of the Company Parties with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the Signing Date. Employee further represents and warrants that Employee has made no assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Company Parties with respect to any Released Claim.

5.             Employee’s Acknowledgments. This Agreement is an important legal document, and Employee is hereby advised to consult with an attorney of Employee’s choosing before entering into this Agreement. By executing and delivering this Release, Employee expressly acknowledges that:

(a)           Employee has carefully read this Release and has had sufficient time (and at least [21] [45] days) to consider this Release before signing it and delivering it to the Company;

(b)           Employee has been advised, and hereby is advised in writing, to discuss this Release with an attorney of Employee’s choice and Employee has had adequate opportunity to do so prior to executing this Release;

(c)           Employee fully understands the final and binding effect of this Release; the only promises made to Employee to sign this Release are those stated herein; and Employee is signing this Release knowingly, voluntarily and of Employee’s own free will, and understands and agrees to each of the terms of this Release;

(d)           The only matters relied upon by Employee and causing Employee to sign this Release are the provisions set forth in writing within the Employment Agreement and this Release; and

(e)           Employee would not otherwise have been entitled to the Termination Benefits but for Employee’s agreement to be bound by the terms of this Release.

6.             Severability. Any term or provision of this Release (or part thereof) that renders such term or provision (or part thereof) or any other term or provision hereof (or part thereof) invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the bargain set forth in the Employment Agreement and hereunder.

7.             Withholding of Taxes and Other Deductions. Employee acknowledges that the Company may withhold from the Termination Benefits all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.

Exhibit I-3

8.             Revocation Right. Employee may revoke the delivery (and therefore the effectiveness) of this Release within the seven-day period beginning on the date Employee executes this Release (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be received by [NAME] [ADDRESS] [E-MAIL] before 11:59 p.m., Bethesda, Maryland time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, no Termination Benefits shall be provided and this Release shall be null and void. Provided that Employee does not revoke his signature on this Agreement during the Release Revocation Period, this Agreement shall become effective on the eighth (8th) day after Employee executes the Agreement.

9.             Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. All references herein to a statute, agreement, instrument or other document shall be deemed to refer to such statute, agreement, instrument or other document as amended, supplemented, modified and restated from time to time. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Release and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

IN WITNESS WHEREOF, the Company and Employee have executed this Release as of the dates set forth below, effective for all purposes as provided above.

Robert Zeiller

Date:

INTER-AMERICAN MANAGEMENT LLC

By:
Name:
Title:
Date:

Exhibit I-4